Exhibit 10.1
AGREEMENT
This Agreement (the “Agreement”) is made by and between David A. Dull (“Employee”) and Broadcom Corporation, a California corporation (“Company”), effective January 30, 2009.
RECITALS
A. Employee is currently employed by the Company as Senior Advisor and formerly served as Senior Vice President, Business Affairs, General Counsel and Secretary of the Company.
B. Employee’s position with the Company is being eliminated as part of the Company’s current restructuring of its business organization and management structure, and the Company desires to offer Employee a separation package in recognition of the contribution Employee has made to the Company during his years of service to the Company.
C. Employee understands that the separation package is conditioned upon his compliance with the terms and provisions of this Agreement, including his delivery to the Company of an effective general release in the form of Appendix B of certain claims against the Company and its affiliates and his adherence to the covenants imposed upon him pursuant to the provisions of this Agreement.
AGREEMENT
Based on the foregoing and in consideration of the mutual covenants set forth in this Agreement, Employee and the Company (for its benefit and the benefit of the other Company Parties as defined below) hereby agree as follows:
     1. Termination of Employment. Employee’s employment with the Company shall terminate on February 28, 2009 (the “Termination Date”), and Employee shall thereupon cease to hold the position of Senior Advisor or any other officer or employee position with the Company. Following the Termination Date, Employee shall not be required to render any further services to the Company, whether as an employee, consultant or independent contractor, except for such limited periods of consulting services (if any), in no event to exceed ten (10) hours per month, as may be agreed upon by the Company and Employee from time to time hereafter, and Employee shall accordingly incur a Separation from Service (as defined in Section 6 below) on the Termination Date.
     2. Cessation of Employee Benefits. Except as otherwise required by law or by the express terms of the plan in which Employee participates, Employee shall cease to be entitled to any further employee benefits or perquisites from the Company effective as of the Termination Date, and Employee shall, as of such Termination Date, cease participation in all employee plans of the Company, including (without limitation): (i) participation in the Company’s 1998 Employee Stock Purchase Plan, as amended and restated, (ii) eligibility for participant contributions or Company-matching contributions under the Company’s 401(k) plan and (iii) participation in the Company’s group health care, life insurance and disability insurance plans, except for any post-employment coverage under the Company’s group health care plan to which he is entitled pursuant to his statutory COBRA coverage rights and post-employment coverage pursuant to the applicable portability, conversion, or other post-employment coverage rights under the Company’s various insurance programs, provided that all such post-employment coverage shall be at Employee’s expense (except for the Lump Sum Health Care Payment described in Section 5.C of this Agreement). In addition, Employee shall not accrue any other benefits, including (without limitation) vacation, flexible spending, leave entitlement, severance or other compensation after the Termination Date. However, Employee shall be entitled to receive the full value of any benefits accrued under the Company’s employee benefit plans through the Termination Date and to the additional benefits provided pursuant to the express terms of this Agreement following the Termination Date.
     3. Return of Company Property. Employee represents and warrants that on or before the Termination Date, he will deliver to the Company all tangible property of the Company in his possession, custody or control, including (without limitation) his Company-owned laptop computer and peripheral devices, his Company-owned cellular phone and personal digital assistant, all originals and copies of all documents and materials, of whatever nature, relating to the Company, its products and/or its services, and/or Employee’s employment with the Company, including (without limitation) all datasheets, files, memoranda, emails, records, software, disks, instructional manuals and other physical or personal property that Employee received, prepared or helped prepare in connection with his employment with the Company. Employee further agrees that except for documents or materials in the public domain, he will not keep any paper or electronic copies or excerpts of any of the above items and that he has no property or other interest in such documents and materials.
     The Company agrees to permit Employee and his attorneys to have (a) reasonable access to his Company email and paper files and (b) electronic and/or paper copies of any personal emails, files, documents or other information that has been stored on any Company-issued computer, personal digital assistant or cell phone, including but not limited to addresses, phone numbers, other contact information, and calendar entries maintained on Employee’s Microsoft Outlook account, and (c) his own originals and copies of documents related to his employment with the Company. The Company, at its discretion, may comply with this provision by providing any such access pursuant to a common interest or confidentiality agreement.
     4. Severance Benefit Requirements. The Company shall make the payments and provide the benefits described in Subsections 5.A through 5.D below, provided Employee satisfies the following requirements (the “Severance Benefit Requirements”), to the extent applicable to the specific payment or benefit provided under Section 5:
     A. Employee delivers to the Company on the Termination Date the general release and waiver in the form set forth in Appendix B to this Agreement (the “Release”) and the Release becomes effective in accordance with applicable law following the expiration of the applicable revocation period under Subsection C of the Release;
     B. Employee complies in all material respects with each of the restrictive covenants set forth in Sections 7 and 9 of this Agreement (the “Restrictive Covenants”); and

     C. Employee complies in all material respects with his affirmative obligations under Section 10 of this Agreement (the “Section 10 Obligations”).
     5. Severance Benefits. The payments and benefits to which Employee will become entitled if the applicable Severance Benefits Requirements are satisfied are as follows:
     A. Cash Severance. The Company will pay Employee cash severance (“Cash Severance”) in an amount equal to his Three Hundred Twenty-Five Thousand Dollar ($325,000.00) current annual rate of base salary. The Cash Severance amount will be paid to Employee in a lump sum on or before March 17, 2009, provided that the Release becomes effective in accordance with applicable law following the expiration of the applicable revocation period under Subsection C of the Release, subject to the Company’s collection of all applicable withholding taxes. However, the amount of Cash Severance to which Employee may be entitled pursuant to the foregoing provisions of this Subsection 5.A shall be subject to the provisions of Section 7 below in the event Employee breaches his Restrictive Covenants or Section 10 Obligations.
     B. Options and Other Equity Awards. Notwithstanding any less favorable terms of any stock option or other equity award agreement or plan, any options to purchase shares of the Company’s Class A common stock or any restricted stock units that the Company has granted Employee and that are outstanding on the Termination Date shall continue to remain outstanding even if not vested and exercisable as of the Termination Date and be subject to the following provisions:
          (i) On the date the Release becomes effective following the expiration of the revocation period set forth in Subsection C of the Release (the “Release Condition”), Employee will receive an additional twelve (12) months of service vesting credit under each of his outstanding stock options and restricted stock unit awards as if he had remained employed by the Company for the period of twelve (12) months following the Termination Date (i.e., vesting that would have occurred through February 28, 2010). Any stock option and restricted stock unit awards that remain unvested after such vesting credit shall be forfeited on the Termination Date.
          (ii) The limited post-Termination Date exercise period currently in effect for Employee’s outstanding stock options shall not be subject to the Severance Benefit Requirements, and those options may during such period be exercised for any or all of the shares of the Company’s Class A common stock for which those options are vested and exercisable on the Termination Date without the vesting credit provided under Subsection 5.(B)(i). However, subject to the Release becoming effective, Employee’s continued compliance with his Restrictive Covenants and Section 10 Obligations, for each outstanding stock option the post-Termination Date exercise period shall be extended, as to any shares for which that option is vested at the time after giving effect to the vesting credit provided under Subsection 5(B)(i), until the earlier of (a) the end of the twelve (12)-month period measured from the Termination Date or (b) the applicable expiration date of the maximum ten (10)-year or shorter term (the “New Post-Termination Expiration Date”) of that respective option. The period between the date that the Employee’s post-Termination Date exercise period would expire but for this

Agreement, and the New Post-Termination Expiration Date is referred to in this Agreement as the “Extended Post-Termination Exercise Period.” The Extended Post-Termination Exercise Period shall also continue in effect should Employee die or become permanently disabled (as defined under the Company’s 1998 Stock Incentive Plan, as amended and restated) on or before the New Post-Termination Expiration Date without any prior breach of his Restrictive Covenants or Section 10 Obligations.
          (iii) All of the Employee options are non-statutory options under the federal income tax laws, and the Company shall collect the applicable federal, state and local income and employment withholding taxes on each exercise of those options.
          (iv) The shares of the Company’s Class A common stock underlying any restricted stock unit award that vests in accordance with Subsection 5.B(i) shall be issued as soon as administratively practicable following the date on which the Release becomes effective in accordance with applicable law following the expiration of the applicable revocation period under Subsection 11.C, but in no event later than May 5, 2009.
     C. Lump Sum Benefit Payment. Provided Employee and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to their COBRA rights, the Company will make a lump sum cash payment (the “Lump Sum Health Care Payment”) to the Employee in the amount of Three Hundred Fifty Thousand ($350,000.00) to assist Employee in paying the amounts necessary to obtain COBRA continuation coverage for himself, his spouse and eligible dependents under the Company’s employee group health plan for the applicable COBRA coverage period plus an additional forty-two (42) months of post-COBRA individual medical care coverage for himself and his spouse and eligible dependents through private insurance coverage procured pursuant to their HIPPA rights. The Company shall pay the Lump Sum Health Care Payment to Employee, subject to the Company’s collection of the applicable withholding taxes, concurrently with the payment of the Cash Severance amount under Subsection 5.A; provided, however, that the Lump Sum Health Care Payment shall be subject to the provisions of Section 7 below in the event Employee breaches his Restrictive Covenants or Section 10 Obligations.
     D. 2008 Fiscal Year Bonus Payment. The Company shall pay Employee any cash bonus for the 2008 fiscal year that was not vested on the Termination Date because the requirement of continued employment has not been satisfied by Employee, but with respect to which the applicable performance goal or goals have been fully attained as of the Termination Date. The Company has determined the amount of such cash bonus to be $198,656.00 based on (i) the level at which the applicable performance goals for that fiscal year were attained and (ii) Employee’s status as Senior Vice President for a portion of that fiscal year and credit at the “appointed officer” level for the balance of such fiscal year. The bonus amount to which Employee becomes entitled under this Subsection 5.D shall be paid to Employee on the date the Cash Severance payment is made to him under Subsection 5.A, subject to the Company’s collection of the applicable withholding taxes.

     The amounts set forth in Subsections 5.E and 5.F below shall be referred to collectively as the “Accrued Obligations” and shall not be subject to the satisfaction of the Severance Benefit Requirements.
     E. Accrued Salary, Expenses and Vacation Pay. On the Termination Date, the Company shall pay Employee (i) any earned but unpaid base salary through that date that is not otherwise deferred compensation subject to Subsection 5.F below, (ii) any unreimbursed business expenses incurred by Employee for which timely documentation has been submitted and (iii) an amount equal to his accrued but unpaid vacation pay (based on his current rate of base salary).
     F. Deferred Compensation. Any vested amounts deferred by Employee under one or more of the Company’s non-qualified deferred compensation programs or arrangements subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), that remain unpaid on the Termination Date shall be paid at such time and in such form of payment as set forth in each applicable plan or agreement governing the payment of those deferred amounts, subject, however, to the deferred payment provisions of Section 6 below.
     6. Delayed Payment. The following special provisions shall govern the commencement date of certain payments and benefits to which Employee may become entitled under this Agreement:
     A. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit under this Agreement that constitutes an item of deferred compensation under Code Section 409A will be made to Employee prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service or (ii) the date of his death. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Subsection 6.A (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Employee in a lump sum, on the first day of the seventh (7th) month after the date of the Employee’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee’s death. Any remaining payments due Employee under this Agreement will be paid in accordance with the normal payment dates specified herein.
     B. For purposes of this Agreement, “Separation from Service” means the cessation of Employee’s status as an Employee and shall be deemed to occur at such time as the level of the bona fide services Employee is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Employee rendered in Employee status during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A. For purposes of determining whether a Separation from Service has occurred, Employee will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.
     C. In addition, it is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder.
     7. Restrictive Covenants. Employee hereby acknowledges that his right and entitlement to the severance benefit specified in Subsection 5.B(ii) of this Agreement are, in addition to his satisfaction of the Release Condition, also subject to Employee’s compliance with each of the following covenants during the twenty-four (24) month period measured from the Termination Date, and that, subject to the provisions of this Section 7, the particular severance benefit will immediately cease should Employee materially breach any of those covenants. In addition, Employee shall cease to be entitled to any amount under Subsections 5.A, 5.B(i) and 5.C that remain unpaid at the time of such breach:
     A. Employee shall not directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employ or service of the Company (or any affiliated company) for any reason or materially interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, consultants and independent contractors.
     B. Employee shall not directly or indirectly solicit or otherwise induce any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) to terminate its existing business relationship with the Company (or affiliated company) or materially interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate).
     C. Employee shall not disparage the Company or any past or present (as of the time any statement is made) officer, director or employee of the Company or otherwise make statements — whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations or otherwise — which could tend to harm or injure the personal or business reputation or business, of the Company or of any past or present officer, director or employee of the Company, and whether or not such statements are made to any present or former employee or director of the Company or to someone outside of the Company; provided, however, that such covenant shall not apply to any litigation between the parties or arising out of this Agreement or to any information, statement, or testimony Employee provides in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, concerning matters related to Employee’s employment with the Company.
     D. Employee shall not materially breach any of his obligations under Section 9 of this Agreement.
     E. Employee shall not materially breach any of his obligations under Section 10 of this Agreement.
     Should the Company’s Board of Directors (the “Board”) determine that Employee has breached any of the restrictive covenants set forth in this Section 7 or his covenants under Section 9 or Section 10, below after providing Employee with written notice describing the specific covenant that has been breached, and a reasonable opportunity to cure such breach (to the extent such breach is susceptible of cure), then Employee shall immediately cease to be entitled to any amounts under Subsections 5.A, 5.B(i) or 5.C that remain unpaid at the time of the Board’s determination. In addition, any of the Employee’s outstanding stock options that are at the time of such determination exercisable only by virtue of the existence of the extended Post-Termination Exercise Period shall immediately terminate and cease to be outstanding or exercisable. The Company shall also be entitled to recover at law any monetary damages for any additional economic loss caused by Employee’s breach and may, to the maximum extent allowable under applicable law, seek equitable relief in the form of an injunction precluding Employee from continuing such breach.
     Employee acknowledges that this Agreement is entirely voluntary, and that he has signed this Agreement of his own volition. Employee understands that the benefits described at Subsections 5.A, 5.B(i) and 5.C and the Extended Post-Termination Exercise Period for stock options described in Subsection 5.B(ii), are provided as an advance that is subject to compliance with the requirements of Sections 7, 9 and 10. As a condition of this Agreement, and for all purposes of this Agreement, Employee specifically agrees that in the event that the Board determines that Employee has breached any of the covenants of Sections 7, 9 or 10, after providing Employee with written notice describing the specific covenant that has been breached, and a reasonable opportunity to cure such breach (to the extent such breach is susceptible of cure), payment of any amounts otherwise payable under Subsections 5.A, 5.B(i) and 5.C shall cease, and stock options that are at the time of such determination exercisable only by virtue of the existence of the extended Post-Termination Exercise Period shall immediately terminate and cease to be outstanding or exercisable.

     8. Repayment of Options and Restricted Stock Units.
     A. In the event that there is a nonappealable final order or determination in any judicial or administrative proceeding that Employee engaged in any Misconduct (as defined below) relating to any stock options or other forms of equity compensation awards granted by the Company, whether granted to Employee or to any other individual (the “Repayment Trigger Event”), then the Board of Directors of the Company may determine, in its reasonable discretion, that:
          (i) any stock options outstanding at the time of such final determination that are exercisable only by virtue of the existence of the extended Post-Termination Exercise Period, and any stock options that have become vested on account of the provisions of Subsection 5.B(i) shall terminate and cease to be outstanding and exercisable; and
          (ii) the Company shall rescind (a) each exercise of any stock options during the Extended Post-Termination Exercise Period and (b) each exercise, whenever effected, of any stock options that have become vested on account of the provisions of Subsection 5.B(i), and (c) the vesting of the restricted stock units pursuant to Subsection 5.B(i), provided that the rescission shall be effective only if the Company notifies the Employee of the rescission no later than sixty (60) days after the final determination that the Employee engaged in such Misconduct. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized upon the exercise of the rescinded option (determined as of the time of exercise) or the vesting rescission of the vesting of the restricted stock units pursuant to Subsection 5.B(i) (with such gain to be determined at the time of such rescission or, if the shares subject to those restricted stock units have been sold, then at the time of such sale), in such manner and on such terms and conditions as may be required by the Company, provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Employee by the Company. Employee shall retain the benefit of tax withholdings made by the Company in connection with any option exercise or issuance of shares that is later rescinded pursuant to this Section 8, provided that the amount repaid to the Company pursuant to this Section is the pre-tax gain or amount.
     B. The Board of Directors of the Company may reduce the amount to be recouped under the foregoing provisions of this Section 8 based on such factors as the Board determines to be relevant.
     C. For purposes of this Section 8, the term “Misconduct” means (a) any act or omission by Employee that constitutes fraud upon the Company under federal or state law; or (b) conduct that constitutes a breach of Employee’s fiduciary duty to the Company under applicable federal or state law.
     D. For purposes of this Section 8, the term “nonappealable final order or determination” means a final judicial or administrative order or determination from which there is no right of appeal and excludes, without limitation, any settlement, consent decree, or administrative order to which Employee consents and in which there is no admission of liability or guilt.
     E. Employee acknowledges that this Agreement is entirely voluntary, and that he has signed this Agreement of his own volition. Employee understands that any amounts paid to Employee upon the exercise of any stock options that are exercised during the Extended Post-Termination Exercise Period, or upon the exercise at any time of any stock options that have become vested on account of the provisions of Subsection 5.B(i) or upon the vesting of his restricted stock units pursuant to Section 5.B(i) are provided as an advance that is subject to the provisions and conditions of this Section 8. As a condition of this Agreement, and for all purposes of this Agreement, Employee specifically agrees that should a Repayment Trigger Event occur, the Board of Directors of the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict the stock options that have been extended beyond the limited post-Termination Date exercise period in effect for those options prior to the Termination Date, or that have become vested on account of the provisions of Section 5B(i) or the restricted stock units (or underlying shares) that vested pursuant to Subsection 5.B(i). In the event that amounts have been paid to Employee pursuant to the exercise of such stock options or the vesting of such restricted stock units and the Board of Directors of the Company determines that Employee must repay an amount to the Company as a result of the Company’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights pursuant to this Section 8.E, Employee agrees, as a condition of being awarded such rights, to make such repayments.
     9. Confidentiality Agreement and Disclosure by Company.
     A. Employee agrees to continue to abide by the terms and provisions of the Confidentiality and Invention Assignment Agreement with the Company dated March 27, 1998 (the “Confidentiality Agreement”), a copy of which is attached as Appendix A to this Agreement, that survive the termination of Employee’s employment with the Company. Nothing in this Agreement shall affect the scope, enforceability, term or any other provision of the Confidentiality Agreement, except that the provisions of Sections 7.A and 7.B shall supersede any comparable or conflicting provision in the Confidentiality Agreement.
     B. The Company and Employee agree that the Company may disclose the existence, terms or provisions of, or any other information concerning, this Agreement to the extent the Company determines in its sole judgment that disclosure is required by law or is or otherwise appropriate.
     10. Cooperation in Pending Matters. Except for any disputes that arise between Employee and any Company Party (as defined in Subsection A of the Release ), Employee shall provide reasonable cooperation with the Company in connection with any currently pending or future or potential litigation matter or governmental investigation to which the Company is subject and which arises out of acts or omissions that occurred on or before the Termination Date, including (without limitation) providing information within Employee’s knowledge to the Company and by making himself reasonably available to testify in any action as reasonably requested by the Company. Without limiting the generality of the foregoing covenant, Employee’s obligation to cooperate with the Company shall extend to the Company’s defense in (A) the ongoing federal and state “options derivative actions” and “options class actions”, each as detailed in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 22, 2008 and (B) any similar actions that have been filed or may be filed in the future (collectively, the matters in (A) and (B) are referred to herein as the “Options Cases”).
     The Company agrees that Employee’s exercise of his Constitutional rights in connection with any currently pending or future or potential litigation matter or governmental investigation shall not constitute lack of cooperation under this Section 10. Employee may also comply with this Section 10 by providing any requested information pursuant to a common interest agreement.
     11. No Admissions. It is understood and agreed to by the Parties that nothing contained in this Agreement shall be construed as evidence or an admission of any alleged wrongdoing or liability by any Party to this Agreement.
     12. Withholding Taxes. The Company shall withhold from all amounts payable to Employee under this Agreement all Federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation, and Employee shall only receive the net amount remaining after such taxes have been withheld.
     13.  Mandatory Arbitration. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN THE COMPANY AND EMPLOYEE ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH THIS AGREEMENT OR THE BENEFITS PROVIDED HEREUNDER OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT OR RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF HIS EMPLOYMENT SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION UNDER THE AUSPICES OF THE JUDICIAL ARBITRATION AND MEDIATION SERVICES (JAMS) TO BE HELD IN ORANGE COUNTY, CALIFORNIA. THE ARBITRATION PROCEEDINGS SHALL BE GOVERNED BY (i) THE THEN MOST APPLICABLE RULES OF JAMS AND (ii) THE FEDERAL ARBITRATION ACT. ANY DEMAND FOR ARBITRATION BY EITHER PARTY MUST BE FILED WITHIN THE STATUTE OF LIMITATIONS THAT IS APPLICABLE TO THE CLAIMS RELATING TO THE DISPUTE UPON WHICH ARBITRATION IS SOUGHT. THE ARBITRATOR SHALL HAVE THE SAME, BUT NO GREATER, REMEDIAL AUTHORITY AS WOULD A COURT HEARING THE SAME DISPUTE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION AND SHALL BE IN LIEU OF THE RIGHTS THOSE PARTIES MAY OTHERWISE HAVE TO A JURY TRIAL; PROVIDED, HOWEVER, THAT SUCH DECISION SHALL BE SUBJECT TO CORRECTION, CONFIRMATION OR VACATION IN ACCORDANCE WITH THE PROVISIONS AND STANDARDS OF APPLICABLE LAW GOVERNING THE JUDICIAL REVIEW OF ARBITRATION AWARDS. WITH RESPECT TO ANY DISPUTE FOR BREACH OF THIS AGREEMENT OR REGARDING THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT, THE PREVAILING PARTY IN SUCH

ARBITRATION, AS DETERMINED BY THE ARBITRATOR, AND IN ANY ENFORCEMENT OR OTHER COURT PROCEEDINGS, SHALL BE ENTITLED, TO THE EXTENT PERMITTED BY LAW, TO REIMBURSEMENT FROM THE OTHER PARTY FOR ALL OF THE PREVAILING PARTY’S COSTS, INCLUDING (WITHOUT LIMITATION) EXPENSES AND REASONABLE ATTORNEY’S FEES. HOWEVER, THE ARBITRATOR’S COMPENSATION AND OTHER FEES AND COSTS UNIQUE TO ARBITRATION SHALL IN ALL EVENTS BE PAID BY THE COMPANY. JUDGMENT SHALL BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF SUCH DISPUTE OR CONTROVERSY. NOTWITHSTANDING THE FOREGOING, EITHER PARTY MAY IN AN APPROPRIATE MATTER APPLY TO A COURT PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, OR ANY COMPARABLE STATUTORY PROVISION OR COMMON LAW PRINCIPLE, FOR PROVISIONAL RELIEF, INCLUDING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION. TO THE EXTENT PERMITTED BY LAW, THE PROCEEDINGS AND RESULTS, INCLUDING THE ARBITRATOR’S DECISION, SHALL BE KEPT CONFIDENTIAL.
     14. Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement, as the case may be, shall continue in full force and effect.
     15. Miscellaneous Provisions.
          A. Additional Documents. The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.
          B. Notices. Written notices required or permitted to be given pursuant to this Agreement shall be given as follows:
               If to Employee: At the most recent address of Employee as shown on the Company’s payroll records.

If to the Company:

Broadcom Corporation 5300 California Avenue Irvine, CA 92617

Attn: General Counsel Facsimile No.: (949) 926-9244
               Such notice shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered; (ii) three business days after being deposited in the U.S. Mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a nationally-recognized next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via confirmed facsimile transmission to the facsimile number as set forth in this Subsection 15.B or the signature page hereof prior to 6:00 p.m. in the recipient’s time zone on a business day, or (v) the business day next following the date of transmission if sent via confirmed facsimile transmission to a facsimile number set forth in this Subsection 15.B or on the signature page hereof after 6:00 p.m. in the recipient’s time zone or on a date that is not a business day. Change of a party’s address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Subsection 15.B.
          C. Integration. This Agreement constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement; provided, however, that the Confidentiality Agreement (as modified by the provisions of this Agreement) and the Indemnification Agreement (as defined in Appendix B) and all agreements evidencing the Employee’s outstanding stock options, restricted stock units or other equity awards from the Company shall remain in full force and effect in accordance with their respective terms.
          D. Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by each of Employee and the Company.
          E. Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.
          F. Construction. Whenever the context so requires, the singular number shall include the plural number and vice versa, and the masculine gender shall include the feminine (or neuter) gender and vice versa.
          G. Headings. The descriptive headings and sub-headings of the several section(s) contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          H. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Employee and the personal representatives of his estate and the successors and assigns of the Company. In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, employees, and any and all other related individuals and entities.
          I. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.
          J. Counterparts. This Agreement maybe executed and delivered in any number of counterparts or copies (“Counterparts”) by the parties to this Agreement. When each party has signed and delivered at least one Counterpart to the other party to this Agreement, each Counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the parties to this Agreement. Such delivery may be made by confirmed facsimile transmission.
          K. Independent Advice from Counsel. Employee has received prior independent legal advice from legal counsel of his choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement. Employee has also obtained his own legal counsel with respect to the tax implications of the payments and benefits to be provided to him under this Agreement, including (without limitation) the applicability of Code Section 409A to such payments and benefits, and Employee shall be solely responsible for the payment of any federal, state, local or foreign taxes that he may incur, in excess of the amounts withheld pursuant to Section 13, as a result of those payments and benefits.
          L. Knowing and Voluntary Agreement. Each party acknowledges that he or it is entering into this Agreement knowingly and voluntarily after having had an opportunity to negotiate with regard to the terms of this Agreement, to receive advice with regard to it, to carefully read and consider its terms, and to make such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as such party deems necessary or desirable.
Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, the parties hereto and their respective attorneys of record have approved and executed this Agreement on the dates specified below.

THE COMPANY:

BROADCOM CORPORATION,
a California corporation

By:	/s/ Scott A. McGregor
Scott A. McGregor
President and Chief Executive Officer

Dated:	January 30, 2009

EMPLOYEE:

/s/ David A. Dull
David A. Dull

Dated:	January 30, 2009
Broadcom Corporation agrees to furnish supplementally a copy of any of the appendices to the SEC upon request.

RELEASE AND WAIVER (“Release”)
          A. Release of Company Parties. Except for the obligations of Broadcom Corporation, a California Corporation (“Company”), expressly set forth in the agreement entered into between the Company and David A. Dull (“Employee”) effective January 30, 2009 (“Agreement”), the Indemnification Agreement (as hereinafter defined), and all agreements evidencing the Employee’s outstanding stock options, restricted stock units or other equity awards from the Company (to the extent that those stock options, restricted stock units or equity awards remain outstanding pursuant to the terms of the Agreement), Employee does hereby, on behalf of himself and his successors, heirs, assigns, related individuals and entities (if any), fully and forever release and discharge the Company and any of its parent corporations, subsidiaries (whether or not wholly-owned), brother-sister corporations, and all other affiliated, related, predecessor or successor corporations and entities, and each of their respective present and former officers, directors, employees, representatives, administrators, accountants, attorneys, investigators, partners, associates, successors and assigns, in any and all capacities (including but not limited to the fiduciary, representative or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the foregoing (each a “Company Party” and together, the “Company Parties”) from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against the Company or the Company Parties with respect to, any matter arising out of or relating to Employee’s employment with Company or the termination of such employment or any acts of the Company or any Company Party, including (without limitation) any claims and causes of action against the Company or any Company Party that relate to conduct relating to Employee’s employment occurring before and up to the date of the Release. Moreover, Employee releases, acquits and discharges the Company and the Company Parties from any and all rights, actions, claims, demands, costs and expenses (including, without limitation, attorneys fees), contracts, allegations, liabilities, obligations, debts, damages and causes of action, whether known, suspected or unknown, fixed or contingent, apparent or concealed, which Employee had or now has or may claim to have had by reason of any matter or thing at any time up to and including the date Employee executes the Release. The foregoing notwithstanding, this Release shall not extend to existing or future claims for indemnification permitted under statutory or common law, the Company’s Bylaws or Articles of Incorporation or the Indemnification Agreement dated March 27, 1998 between Employee and the Company (the “Indemnification Agreement”), provided, however, that Employee shall notify the Company in writing within the requisite time period (as set forth in the Indemnification Agreement) after receipt of notice of any claim subject to such indemnification. Employee hereby acknowledges the Company’s rights pursuant to the Company’s Bylaws and Section 317 of the California Corporations Code (set forth in the letter agreement between the Company and Employee dated November 19, 2006) under certain circumstances to seek repayment of any advance payments that have been or may be made in connection with any pending or future litigation. In addition, this Release shall not extend to any existing or future claim for contribution or indemnity that Employee may have against any Company Party (excluding the Company), in any civil action or proceeding brought against Employee, including but not limited to the options related matters described in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 22, 2008. Employee further acknowledges that this Release does not impair or affect any claims that have been or may be asserted by the Company or on the Company’s behalf against Employee, either through the Special Litigation Committee of the Board of Directors or otherwise (including, but not limited to, claims for breach of fiduciary duty, contribution, and violations of any state statutes or federal statutes, rules or regulations).
          B. Acknowledgement and Waiver. Employee understands and agrees that, except for obligations and claims excluded from the release set forth in Subsection A above, and with respect to any claims arising out of the Agreement or arising out of acts or omissions that occur after the Termination Date (as defined in the Agreement), he is waiving any rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him individually or on behalf of others to those claims released pursuant to Subsection A above, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, the Company or the termination of that employment, including (without limitation) any claims arising from rights under federal, state and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including, without limitation, the failure to maintain an environment free from harassment and retaliation); laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace; statutory or common law claims of any kind, including but not limited to, contract, tort, and property rights, unfair business practices, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims (other than with respect to the Company’s express obligations under this Agreement) for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance or any other fringe benefit or compensation, including stock options, restricted stock units and other equity awards; any and all rights or claims arising under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other state or federal statutes relating to securities, discrimination or wrongful termination of employment or employment related claims, the Equal Pay Act of 1963, the Americans with Disabilities Act, California Labor Code Section 1197.5, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, the California Business and Professions Code Section 17200 et seq., the Employee Retirement Income Security Act of 1976, as amended (“ERISA”), and any other laws and regulations relating to employment or the Employee’s receipt of wages, stock, stock options, restricted stock units, other equity awards or other compensation or benefits. Employee represents and warrants that as of the date this Release is executed by him, he has not suffered any work related injuries or illnesses.
          C. ADEA Waiver. Employee expressly acknowledges and agrees that by executing this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Employee further expressly acknowledges that in return and agrees that: (i) in return for this Release and the consideration provided under the

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Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Release and the Agreement; (ii) he is hereby advised in writing by this Release to consult with an attorney before signing this Release; (iii) he was given a copy of this Release and the Agreement on January 30, 2009 and informed that he had twenty-one (21) days within which to consider the Release and that if he wished to execute this Release prior to expiration of such twenty-one (21)-day period, he should execute the Acknowledgement and Waiver attached to as the Agreement as Appendix C; (iv) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and (v) he was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event Employee exercises his right of revocation, neither the Company nor Employee will have any obligations under the Agreement.
          D. General Release. In furtherance of Employee’s intention, and except for obligations and claims excluded from the release set forth in Subsection A above, Employee waives any and all rights or benefits which he or it may have under the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR [COMPANY].”
          E. Mistakes in Fact/Voluntary Consent. Employee expressly and knowingly acknowledges that, after the execution of this Release, he may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Release. Nonetheless, Employee agrees that this Release shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. It is the intention of Employee to fully, finally, and forever settle and release any and all claims he may have against the Company and the Company Parties. In furtherance of such intention, the Release given shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims or facts. This Release is intended to be final and binding between and among the parties to the Agreement, regardless of any allegations of misrepresentations, or promises made without the intention of performance, or concealments of facts, or mistake of fact or law, or of any other circumstances whatsoever.
          F. Non-Assignment and Absence of Claims. Employee hereby represents and warrants that he has not assigned or transferred any portion of any claim that he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim. Employee represents that except for claims under the Indemnification Agreement, he has not filed any claims, charges,

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complaints or actions against the Company or any Company Parties, or assigned to anyone any charges, complaints, claims or actions against the Company or any Company Parties. Employee also agrees that if any claim is prosecuted in his name against the Company or any Company Party, except for any claims excluded from the release set forth in Subsection A above, before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit. This provision, however, shall apply only to the extent permissible under applicable law.
     IN WITNESS WHEREOF, Employee has executed this Release on the date specified below.

/s/ David A. Dull
David A. Dull

Dated: February 28, 2009

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ACKNOWLEDGMENT AND WAIVER
     I, David A. Dull, do hereby acknowledge that I was given twenty-one (21) days to consider the foregoing Release and voluntarily chose to sign such Agreement prior to the expiration of that 21-day period.
     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
     EXECUTED this 28th day of February 2009, at Orange County, California.

/s/ David A. Dull David A. Dull

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